Exhibit 10.10

RESEARCH AND LICENCE AGREEMENT

Entered into on June 2, 2005

Between

YEDA RESEARCH AND DEVELOPMENT COMPANY LIMITED

a company duly registered under the laws of Israel of P O Box 95, Rehovot 76100, Israel

(hereinafter, “Yeda”)

and

BRAINSWAY, INC.

a company duly registered under the laws of the state of Delaware, U.S.A

(hereinafter, “the Company”)

PREAMBLE:

WHEREAS:	(A)

the Company engages in the development and production of transcranial magnetic stimulation (“TMS”) apparatus and therapies for the treatment of depression, addictions and certain brain deficiencies and/or malfunctions; and

(B)

the Company is interested in the performance of research at the Weizmann Institute of Science (“the Institute”) under the supervision of Dr. Abraham Zangen (“the Scientist”) of the Department of Neurobiology in the field of depression, as specified in the research program attached hereto, marked Appendix A (“the Research Program” and “the Research”); and is willing, subject to and in accordance with the terms and conditions of this Agreement, to finance the performance of the Research in accordance with the budget attached hereto and marked Appendix B (“the Research Budget”); and

Ref: 05-2595-04-4	No.: 60604-001
L/88017/4000/407949/1

(C)

Yeda is willing, subject to and in accordance with the terms and conditions of this Agreement, to procure the performance of the Research in accordance with the Research Program and the Research Budget, at the Institute as aforesaid; and

(D)

by operation of Israeli law and/or under the terms of employment of the Scientist at the Institute and pursuant to an agreement between the Institute, Yeda and the Scientist, all right, title and interest of the Scientist and/or the Institute in and to any results deriving from the performance of the Research at the Institute, vests and shall vest in Yeda; and

(E)

subject to and in accordance with the terms of this Agreement, the Company wishes to receive, and Yeda is willing to grant to the Company, a worldwide exclusive licence in respect of the Licensed Information (as hereinafter defined) and under the Patents (as hereinafter defined), for the research, development, manufacture, production, commercialisation and sale of Products (as hereinafter defined), all subject to and in accordance with the terms and conditions of this Agreement below; and

(F)

the Company declares that: (i) on 10 August 2003 the Company entered into a patent license agreement with the U.S. National Institutes of Health, the U.S. Center for Disease Control and Prevention, and/or the U.S. Food and Drug Administration (“the FDA”) (collectively, “PHS”), acting for and behalf of the U.S. Department of Health and Human Services (“the U.S. DHHS”), pursuant to which, inter alia, PHS granted to the Company, a worldwide exclusive licence in respect of U.S. provisional application no. 60/242,297 and corresponding PCT patent application number PCT/US01/50737, entitled “Coil For Magnetic Stimulation and Methods For Using The Same” (“the U.S. DHHS Patent Applications”) and in respect of certain patent applications corresponding to the U.S. DHHS Patent Applications and all patents issuing on any of the aforegoing patent applications (such agreement, “the PHS Patent License Agreement”); and (ii) it has received an undertaking from investor(s), pursuant to a signed agreement of July 17, 2003 to make an aggregate cumulative investment in the Company of at least US $1,000,000 (one million United States Dollars), to be expended for the purpose of the development of Products pursuant to this Agreement as part of the Company’s business activities,

NOW THEREFORE IT IS AGREED BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.                          PREAMBLE, APPENDICES AND INTERPRETATION

1.1.                            The Preamble and Appendices hereto form an integral part of this Agreement.

1.2.                            In this Agreement the terms below shall bear the meanings assigned to them below, unless the context shall indicate a contrary intention:

1.2.1.	“Affiliated Entity”

— shall mean, with respect to any party hereto, any company, corporation, other entity or person (hereinafter, collectively, “entity”), which directly or indirectly, is controlled by, or controls, or is under common control with, such party. For the purposes of this definition, “control” shall mean the ability, directly or indirectly, to direct the activities of the relevant entity (save for an ability flowing solely from the fulfillment of the office of director or another office) and shall include, without limitation, the holding, directly or indirectly, of 51% (fifty-one percent) or more of the issued share capital or of the voting power of the relevant entity or the holding, directly or indirectly, of a right to appoint more than 51% (fifty-one percent) or more of the directors of such entity or of a right to appoint the chief executive officer of such entity;

1.2.2.	“Development Program”

— shall mean, with respect to any Product or Products, the development program specifying the activities and timetable necessary to develop such Products to commercialisation, including the performance of safety and efficacy tests, preclinical tests and clinical trials and the steps required for obtaining regulatory approvals from the FDA or equivalent regulating authorities in other countries, and the development of procedures and facilities for commercial production of such Products, sales projections and proposed marketing efforts;

Ref.: 05-2595-04-4	No. 50604-001
L/88017/4000/407949/1

1.2.3.	“Exchange Rate”

— shall mean, with respect to any amount to be calculated, or which is paid or received in a currency other than US Dollars, the rate reported in the Wall Street Journal for the purchase of US Dollars with such currency except if such currency is New Israel Sheqels, in which case such rate shall be the Bank Hapoalim Rate as defined below, on the last Business Day prior to the date of calculation, payment or receipt, as the case may be; for the purpose of the above, “Business Day” shall be a day, other than a Saturday, Sunday or other day on which the principal banks located in Tel-Aviv are not open for business during normal banking hours; and “Bank Hapoalim Rate” shall mean the average of the selling and buying exchange rates of New Israel Sheqels (in respect of cheques and remittances) and the US Dollar prevailing at Bank Hapoalim B.M. at the end of business on the date of calculation, payment or receipt, as the case may be;

1.2.4.	“First Commercial Sale”

— shall mean, with respect to any Product in any country, the first commercial sale, in exchange for cash or some equivalent to which value can be assigned, for the purposes of determining Net Sales hereunder, of such Product in such country after the obtaining of all necessary regulatory approvals required (if required) in such country for the commercial sale of such Product, other than a sale for experimental, promotional, compassionate or test market purposes;

1.2.5.	“Licence”

— shall mean an exclusive worldwide licence under the Licensed Information and the Patents, for the research, development, manufacture, production, commercialisation and sale of the Products for any indications whatsoever, in all therapeutic areas, subject to the provisions of clause 7.1 below and the other terms and conditions of this Agreement;

1.2.6.	“Licensed Information”

— shall mean all and any inventions, products, materials, compounds, compositions, substances, methods, processes, techniques, know-how, data, information, discoveries and other results of whatsoever nature discovered or occurring in the course of, or arising from, the performance of the Research;

1.2.7.	“Net Sales”

— shall mean the total amount received by the Company and the total amount received by each Sublicensee in connection with the sale of Products (for the removal of doubt, whether such sales are made before or after the First Commercial Sale of any Product in any country); provided that, with respect to sales which are not at arms-length and/or are not in the ordinary course of business and/or are not according to then current market conditions for such a sale, the term “Net Sales” shall mean the total amount that would have been due in an arms-length sale made in the ordinary course of business and according to the then current market conditions for such sale or, in the absence of such current market conditions, according to market conditions for sale of products similar to the Products, in all cases after deduction of amounts actually received in respect of such sales which are:

Ref.: 05-2595-04-4	No.: 60504-001
L/88017/40O0/4O7949/I

(i) in respect of sales taxes (including value added taxes) to the extent applicable to such sale and included in the invoice in respect of such sale;

(ii)   are subsequently repaid to the purchaser in the form of credits or allowances, if any, actually granted on account of price adjustments, recalls, rejections or returns of Products previously sold;

(iii) in respect of packing, freight, shipping and insurance charges applicable to the Products sold to the extent such items are separately itemised on invoices; and

(iv) wholesaler and cash discounts in amounts customary in the trade, to the extent actually granted;

and provided further that, with respect to sales by the Company and/or a Sublicensee, as applicable, to any Affiliated Entity of the Company or of such Sublicensee, as the case may be, the term, “Net Sales” shall mean the higher of: (a) “Net Sales”, as defined above, with respect to sales which are not at arms-length and/or in the ordinary course of business and/or according to current market conditions; and (b) the total amount received by such Affiliated Entity on resale to an independent third party purchaser after the deductions specified in subparagraphs (i), (ii), (iii) and (iv) above, to the extent applicable;

1.2.8.	“Patents”

— shall mean all patent applications or applications for certificates of invention covering portions of the Licensed Information and all patents or certificates of invention which may be granted thereon; as well as all continuations, continuations-in-part, patents of addition, divisions, renewals, reissues and extensions of any of the aforegoing patents, but excluding: (a) patents that have been held unpatentable or invalid or cancelled pursuant to the final (i.e., unappealable or unappealed) judgment of a competent court; and (b) patent applications that have been withdrawn or have expired, in each case, such exclusion to be effective only from the date of such judgment, or such withdrawal or expiry, as the case may be.

For the purposes of this Agreement the term “patent” shall also mean “Orphan Drug” status (within the meaning of such term under the US Orphan Drug Act), Supplementary Protection, Certificate (within the meaning of such term under Council Regulation (EU) No. 1768/92) and/or any other similar statutory protection;

1.2.9.	“Research Period”	— shall mean the 3 (three) year period commencing on the date of signature of this Agreement;

1.2.10.	“Products”

— shall mean any products, apparatuses, or devices within the Field of Use, for treatment of all indications in all therapeutic areas, the development, manufacture or sale of which is based, in whole or in part, on, or involves the use of, the Licensed Information or any part thereof, or is otherwise covered (in whole or in part) by, or falls within the scope of, or which are produced or manufactured using a process or method covered by, or falling within the scope of, any claim under any Patent (including under any patent application falling within the definition of Patents). For the purposes of the above, “Field of Use” shall mean the field of TMS apparatus and therapies;

1.2.11.	“Sublicence” and “Sublicensee”

— “Sublicence” shall mean any right granted, licence given, or agreement entered into, by the Company to or with any other person or entity, permitting any use of the Licensed Information and/or the Patents (or any part thereof) for the development and/or manufacture and/or marketing and/or distribution and/or sale of Products (whether or not such grant of rights, licence given or agreement entered into is described as a sublicence or as an agreement with respect to the development and/or manufacture and/or distribution and/or marketing and/or sale of Products or otherwise) and the term “Sublicensee” shall be construed accordingly;

1.2.12.	“Sublicensing Receipts”

— shall mean consideration, whether monetary or otherwise, received (for the removal of doubt, whether received before or after the First Commercial Sale in any country) by the Company for or from the grant of Sublicences and/or pursuant thereto, or in connection with the grant of an option for a Sublicence, except for:

(i)      amounts received by the Company which constitute royalties based on sales of the Products by Sublicensees in respect of which the Company has paid royalties to Yeda, or owes such royalties, under the terms of this Agreement;

(ii) gross receipts for commercial sales of Products in respect of which the Company has paid royalties to Yeda;

(iii)    amounts received from a Sublicensee and actually expended by the Company in respect of future research and development activities to be performed at the Company for or on behalf of such Sublicensee with regard to the Product or Products being the subject-matter of the Sublicence, provided that;

(a)              such research and development activities are performed pursuant to a defined research and development program and budget agreed between the Company and such Sublicensee, a copy of which is furnished to Yeda; and

(b)              the Company submits to Yeda a written report, audited by the Company’s independent auditor, setting out the time and materials utilised, and overhead costs and other expenses actually incurred by the Company in the conduct of the said research and development activities, which demonstrates that reasonable amounts have actually been expended by the Company in the conduct of such research and development activities, it being agreed, for the removal of doubt, that any amounts received by the Company as aforesaid, but not expended as set out above, shall be deemed to be Sublicensing Receipts; and

(iv) equity investments in the Company at current market rates;

1.2.13.	“U.S. DHHS Patents”

—           shall mean all patent applications (including the U.S. DHH Patent Applications) and all patents (as well as all continuations, continuations-in-part, divisions, renewals, reissues and extensions of the aforegoing patent applications and/or patents (as the case may be)) in respect of which the Company has received a licence from PHS under the PHS Patent License Agreement, and which have not been held unpatentable or invalid or cancelled pursuant to the final judgment of a competent court; or, in the case of patent applications—have not been withdrawn or expired;

1.2.14.	“U.S. DHHS Patent Protected Product(s)”	— shall mean any Product(s) that cannot be developed, manufactured or sold without infringing a claim under any U.S. DHHS Patent; and

1.2.15.

the terms: “Yeda”, “the Company”, “TMS” “the Institute”, “the Scientist”, “the Research Program”, “the Research”, “the Research Budget”, “the FDA”, “PHS”, “the U.S. DHHS”, “the U.S. DHHS Patent Applications and “the PHS Patent License Agreement”

— shall bear the definitions assigned to them respectively in the heading or the preamble hereto, as the case may be.

1.3. In this Agreement:

1.3.1.

words importing the singular shall include the plural and vice-versa and words importing any gender shall include all other genders and references to persons shall include partnerships, corporations and unincorporated associations; and

1.3.2.	any reference in this Agreement to the term “patent” shall also include any re-issues, divisions, continuations or extensions thereof (including measures having equivalent effect); and

1.3.3.

any reference in this Agreement to the term “patent applications” shall include any provisional patent applications, applications for continuations, continuations-in-part, divisions, patents of addition or renewals, as well as any other applications or filings for similar statutory protection; and

1.3.4.	any reference in this Agreement to the term “sale” shall include the sale, lease, rental or other disposal of any Product;

1.3.5.	“including” and “includes” means including, without limiting the generality of any description preceding such terms;

1.3.6.	in the event of any discrepancy between the terms of this Agreement and any of the Appendices hereto, the terms of this Agreement shall prevail.

2.                                      PERFORMANCE OF THE RESEARCH

2.1.

In consideration of the sums to be paid by the Company to Yeda pursuant to clause 3 below and, subject to the execution of such payments, Yeda undertakes, subject to clause 2.2 below, to procure the performance of the Research at the Institute under the supervision of the Scientist during, and for the duration of, the Research Period. By prior written agreement of the parties, the Research Period may be extended by such period and upon such terms and conditions as the parties shall so agree.

2.2.

If the Scientist shall cease to be available for the supervision of the performance of the Research, such cessation shall not constitute a breach of this Agreement by Yeda. If no replacement scientist can be found, who is acceptable to the Company, at its sole and absolute discretion, within 30 (thirty) days of the Scientist becoming unavailable as aforesaid, then the Company shall be entitled, by written notice to Yeda, to terminate the Research Period, in which event the Research Period and the performance of Research hereunder shall cease at the end of a further period of 30 (thirty) days from the date of receipt by Yeda of such written notice. In the event of such termination, Yeda shall be released from any obligation to procure the performance of the Research during the period after such termination, and the Company shall be released from any obligation to finance the Research in respect of the period commencing after such termination, but without affecting the Licence and all the other terms and conditions of this Agreement which shall remain in full force and effect (save for those relating to the performance and financing of the Research).

2.3.

It is agreed that the performance of the Research shall be subject to applicable Israeli law. Without derogating from the generality of the foregoing, if the performance of the Research shall involve the conduct of experiments on and/or using animals and/or human subjects and/or human material (such as cells, blood, tissue, DNA, RNA, lysates, or body fluids), then the performance of the Research and the Research Program shall be subject to: (i) the Israeli Anti-Cruelty Law, 1994 and to the approval of, and any modifications requested by, the Institutional Animal Care and Use Committee and the Safety Committee of the Institute, in order to ensure compliance with applicable law; and (ii) the approval of, and any modifications requested by the Safety Committee of the Institute and the Institutional Review Board for Human Experimentation, as the case may be.

2.4.

For the avoidance of doubt, it is agreed that nothing in this Agreement shall constitute a representation or warranty by Yeda, express or implied, that any results will be achieved by the Research or that the Licensed Information or any of the results achieved by the Research are or will be commercially exploitable or of any other value and Yeda furthermore makes no warranties and representations, express or implied, whatsoever as to the Research, any results of the Research or the Licensed Information.

3.                                      FUNDING THE RESEARCH

The Company undertakes to pay to Yeda the total amount (in US Dollars) of the Research Budget (being US $79,446 (seventy-nine thousand, four hundred and forty-six United States Dollars)) in 12 (twelve) equal 3 (three) monthly instalments, payable in advance at the beginning of each 3 (three) month period during the Research Period, the first such payment to be made on the date of signature of this Agreement. In the event that the Research to be performed in any calendar quarter (“the relevant calendar quarter”) is not performed during such calendar quarter or prior thereto, the Company shall be entitled to: (a) postpone payment of the instalment in respect of the second calendar quarter following the relevant calendar quarter (i.e., the instalment due at the beginning of the 3rd (third) calendar month following the expiry of the relevant calendar quarter), until such time as such part of the Research has been performed, provided that written notification is given to Yeda to such effect no later than 7 (seven) days after the end of the relevant calendar quarter; and/or (b) to terminate the Research Period, by written notice to Yeda, no later than 14 (fourteen) days prior to the date of expiry of the first calendar quarter following the relevant calendar quarter, in which event the Research Period and the performance of Research hereunder shall cease at the end of such calendar quarter. An invoice in respect of an instalment paid as aforesaid shall be issued by Yeda promptly after the receipt by Yeda of such instalment. All payments of the Research Budget shall be made by direct wire transfer to Yeda’s bank account, the details of which are as follows: Bank Hapoalim B.M. Rehovot branch #615 account no. 37852; swift: POALILIT. For the removal of doubt, nothing contained in this Agreement shall prevent Yeda and/or the Institute from obtaining further finance for the Research from other entities, provided that, in Yeda’s reasonable opinion, such other entities are not granted any rights in respect of the Research and/or the Licensed Information which prejudices any rights granted to the Company under the Licence, and provided further that the obtaining of further finance for Research in the field of depression shall be subject to the prior written consent of the Company which shall not be withheld or delayed unreasonably. For the removal of doubt, the results of any research at the Institute financed by other entities shall not form part of the Licensed Information and shall not be subject to the Licence hereunder. For the further removal of doubt, the Company shall not bear the consequences (whether financial or otherwise) of the obtaining by Yeda of such additional funding, in any manner whatsoever, all of the aforegoing without derogating from any of the Company’s obligations under this Agreement.

4.                                      REPORTING BY YEDA

4.1.

Yeda will procure the preparation by the Scientist of, and shall submit to the Company: (i) an interim written report on the progress of the Research in each 6 (six) month period during the Research Period, within 60 (sixty) days of the end of each such 6 (six) month period, and of a written report summarising the results of the Research within 60 (sixty) days of the end of the Research Period; and (ii) reports of any significant findings in the Research promptly upon such findings being made.

4.2.

Yeda shall submit to the Company, with respect to each 6 (six) month period of the Research Period, a financial report setting forth the monies received and expended in connection with the Research during such 6 (six) month period. Each report as aforesaid shall be submitted to the Company not later than 60 (sixty) days after the end of the period covered by such report. Charges in respect of Research expenditures shall be made in accordance with the procedures prevailing at the Institute for charging research expenditures to individual projects of applied research.

5. TITLE

5.1.

Subject only to the Licence and the rights granted to the Company thereunder, all right, title and interest in and to the Licensed Information and the Patents and all right, title and interest in and to any drawings, plans, diagrams, specifications, other documents, models, or any other physical matter in any way containing, representing or embodying any of the aforegoing, vest and shall vest in Yeda.

5.2.	Nothing contained herein shall be construed as granting Yeda any rights in or to or in connection with any of the U.S. DHHS Patent Applications.

Without derogating from the provisions of clause 12 below, in the event that Yeda receives notification from, or any claim or suit filed by PHS claiming and/or alleging that the performance of the Research infringes any of the U.S. DHHS Patents, then Yeda shall be entitled to terminate the Research by written notice to the Company, such termination to be effective on the date specified in such notice. The Company confirms and undertakes to Yeda unconditionally and irrevocably that the Company shall have no claims of any nature whatsoever, in connection with such claim, suit or allegations by PHS and/or alleging that the performance of the Research infringes any of the U.S. DHHS Patents and/or in connection with the termination of the Research as aforesaid, and the Company shall indemnify and hold Yeda harmless from and against any claim, demand, liabilities, losses, damages or expenses (including legal costs and attorneys’ fees) of whatsoever kind or nature that directly or indirectly arise from any claim or suit brought by PHS as aforesaid. For the avoidance of doubt, in the event that the Research is terminated pursuant to the terms of the preceding sentence, the Company shall be under no obligation to fund the Research in respect of the period commencing after such termination.

6.                                      PATENTS; PATENT INFRINGEMENTS

6.1.

At the initiative of either party, the parties shall consult with one another regarding the filing of patent applications in respect of any portion of the Licensed Information, including the jurisdictions in which such applications should be filed, the timing of the filing of such applications and the contents thereof. Following such consultations, and subject to clauses 6.3 and 6.4 below, Yeda shall retain outside patent counsel agreed upon by the Company, to prepare, file and prosecute patent applications as aforesaid in such jurisdiction or jurisdictions as shall be determined by the parties in consultation as aforesaid. Subject to clauses 6.3 and 6.4 below, Yeda shall also maintain at the applicable patent office any patents granted as a result of any of the above patent applications. The parties agree that their joint policy will be to seek comprehensive patent protection for all Licensed Information licensed to the Company hereunder. The Company and Yeda shall cooperate fully in the preparation, filing, prosecution and maintenance of such patent applications and patents.

6.2.

All applications to be filed in accordance with the provisions of clause 6.1 above, shall be filed in the name of Yeda or, should the law of the relevant jurisdiction so require, in the name of the relevant inventors and then assigned to Yeda. The Parties agree that should the law of the relevant jurisdiction so allow, and if so requested by the Company, the Company shall be registered as the exclusive licensee with respect to such patents, at the Company’s expense, provided that upon the termination of this Agreement for any reason, the Company shall execute all documents or instruments and do all other acts necessary for the cancellation of such registration, at the Company’s expense.

6.3.

In the event that, following such consultations between the parties regarding the filing, prosecuting and/or maintenance (as applicable) of patent applications and/or patents pursuant to clause 6.1. above, the Company shall not wish to file and/or continue to prosecute a patent application and/or maintain a patent in any country in relation to any part of the Licensed Information, then Yeda, in its discretion, may elect to file and/or continue to prosecute such patent application and/or maintain such patent in such country at its own cost and expense. Yeda shall notify the Company in writing of Yeda’s election to file and/or continue to prosecute such patent application and/or maintain such patent in such country as aforesaid, at Yeda’s expense (such notice, “the Yeda Notice”), and, in the event that the Company shall not, within 30 (thirty) days of receipt of the Yeda Notice: (i) reimburse Yeda for all out-of-pocket costs and fees incurred by Yeda until the date of the Yeda Notice (the Yeda Notice to be supported by receipts or other appropriate documents evidencing such costs and fees) in connection with the said patent application (in the preparation and/or filing and/or prosecution and/or maintenance of such application) and/or such patent, such costs and fees to be expressed in the currency in which paid by Yeda and to be reimbursed or paid (as the case may be) by the Company to Yeda in US Dollars in accordance with the Exchange Rate of such currency on the date of reimbursement or payment; and (ii) undertake in writing to Yeda to bear all additional and future expenses relating to such patent application and/or patent, then Yeda shall be entitled, at any time after the expiry of the said 30 (thirty) day period after the Company’s receipt of the Yeda Notice, to terminate the Licence granted to the Company under this Agreement in respect of such patent application and/or patent in such country, and to take whatever action it deems fit (in its sole discretion) with respect to such patent application and/or patent.

6.4.

6.4.1.

The Company shall bear and pay all out-of-pocket costs and fees incurred in the preparation, filing and prosecution (and similar activities) of all patent applications filed in accordance with the provisions of clause 6.1 above, and the maintenance at the appropriate patent office (and similar activities) of all patents issuing from the patent applications referred to above.

6.4.2.

Unless otherwise instructed by Yeda in writing, the Company shall pay directly to Yeda’s relevant outside patent counsel amounts payable by the Company pursuant to this clause 6.4 above or clause 6.3 above.

6.5.

Should the Company: (i) determine that a third party is infringing one or more of the Patents; or (ii) be sued on the grounds that the manufacture, use, commercialisation or sale of a Product by it or by a Sublicensee under any of the Patents or using the Licensed Information or any portion thereof infringes upon the patent rights of a third party or be notified of the possibility of such a claim, then the Company shall, after first having consulted Yeda, be entitled to sue for such infringement or defend such action (as the case may be), and (aa) Yeda may elect, at its own initiative, to join as a party to such action, or (bb) where the Company takes any action to sue for infringement of a Patent and if required by law, Yeda shall consent to be named as a party to such action, such consent as aforesaid in this paragraph (bb) may, for the removal of doubt, be conditional upon, inter alia, the provision by the Company of security, satisfactory to Yeda, for the payment of the expenses or costs referred to in paragraph (a) below), and Yeda shall cooperate and shall use its reasonable efforts to cause the Scientist to cooperate with the Company in prosecuting or defending such litigation, provided that: (a) any expenses or costs or other liabilities incurred in connection with such litigation (including attorneys fees, costs and other sums awarded to the counterparty in such action) shall be borne by the Company, who shall indemnify Yeda against any such expenses or costs or other liabilities, the above without derogating from the provisions of clause 12 below; (b) in the event that Yeda shall be named as a party in any such litigation then Yeda shall be entitled to select its own legal counsel in such litigation at Yeda’s expense, provided that in the event of a conflict of interests, actual or potential, the fees and costs of legal counsel selected by Yeda as aforesaid shall be borne by the Company, and if Yeda elects not to select its own counsel, and no conflict of interests exists, then the selection of the legal counsel representing the Company and Yeda in such litigation shall be subject to prior written approval of Yeda, which approval shall not be withheld unreasonably and Yeda’s response to a request for such approval shall not be delayed unreasonably; (c) no settlement, consent order, consent judgment or other voluntary final disposition of such action may be entered into without the prior written consent of Yeda; and (d) if an action is brought against the Company alleging the invalidity of any of the Patents, Yeda shall have the right to take over the sole defence of the action and the Company shall cooperate fully with Yeda in connection with any such action. Any recovery in any litigation as aforesaid relating to an infringement shall first be applied to cover the costs of both parties and thereafter divided 92% (ninety-two percent) to the Company and 8% (eight percent) to Yeda. For the removal of doubt, Yeda shall not itself be obliged to take any action to sue for any infringement or to defend any action as referred to in this clause 6.5 above.

Each party shall notify the other promptly of each infringement or possible infringement of any of the Patents and/or Licensed Information of which such party becomes aware.

6.6.

If the Company fails to take action to abate any alleged infringement of a Patent, or to defend any action as aforesaid, within 60 (sixty) days of a written request by Yeda to do so (or within a shorter period, if required to preserve the legal rights of Yeda under applicable law), then, without derogating from any of the Company’s rights hereunder, Yeda shall have the right (but not the obligation) to take such action at its expense and the Company shall cooperate in such action at the Company’s expense and, if required under applicable law or contract, consent to be named as a party to any such action. Yeda shall have full control of such action and shall have full authority to settle such action on such terms as Yeda shall determine. Any recovery in any such litigation shall be for the account of Yeda only.

6.7.

Each party shall notify the other promptly in writing of each infringement or possible infringement of any of the Patents and/or Licensed Information of which such party becomes aware and of any action initiated by any third party concerning any alleged infringement, or any allegation by a third party of infringement resulting from the Patents of which such party becomes aware, giving full particulars thereof. The Company shall keep Yeda informed timeously of developments and provide copies to Yeda of all documents regarding all such actions or proceedings instituted by or against the Company as contemplated under any of the provisions of clause 6.5.

7. LICENCE

7.1.

Yeda hereby grants the Licence to the Company, and the Company hereby accepts the Licence from Yeda, during the period set out in this Agreement, and for the consideration and subject to the terms and conditions set out in this Agreement. For the removal of doubt, no licence is granted hereunder with regard to the Licensed Information and/or the Patents and/or any portion of any of the aforegoing, with respect to any exploitation or activities (including the activities referred to in clause 1.2.5 above) relating to any product or services, other than Products.

7.2.

For the removal of doubt, nothing contained in this Agreement shall prevent Yeda or the Institute from using the Licensed Information and the Patents for academic research or other scholarly purposes only. Notwithstanding the above, Yeda shall not transfer to others materials created during the course of the performance of Research financed by the Company in accordance with the provisions of this Agreement, without the Company’s prior written consent, unless such transfer is of small amounts of materials to the Institute’s scientists or other research scientists at other institutions, without consideration and for research purposes only. Yeda will procure that the transfer of any such material for research purposes as aforesaid will be made under a material transfer agreement, in the form attached hereto as Appendix C, which agreement shall provide, inter alia, that any transfer of material thereunder shall, at all times, be subject to Yeda’s and the Company’s rights under this Agreement.

7.3.	The Licence shall remain in force with respect to each Product (if not previously terminated in accordance with the provisions of this Agreement) until the later of:

7.3.1.

the date of expiry or revocation of the last of any Patent (including, for the removal of doubt, any patent application, as referred to in the definition of “Patents” in clause 1.2.8 above) in such country covering such Product; or

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7.3.2.

if there is any Licensed Information that is identifiable, secret and of value relating to such Product, the date of expiry of a period of 15 (fifteen) years commencing on the date of First Commercial Sale by the Company or a Sublicensee of such Product in such country, provided that and for so long as such Licensed Information remains secret and of value.

The Company shall notify Yeda in writing immediately upon the making of each such First Commercial Sale referred to in clause 7.3.2 above, specifying its date, the country in which such sale took place and the type of Product sold.

7.4.

A Sublicence under the Licence may be granted by the Company only with the prior written consent of Yeda, which shall not be withheld unreasonably and Yeda’s response to a request for such consent shall not be delayed unreasonably, and provided that: (i) the proposed Sublicence is for current or future monetary consideration only; (ii) the proposed Sublicence is to be granted in a bona fide arms-length commercial transaction; (iii) any act or omission by the Sublicensee which would have constituted a breach of this Agreement by the Company had it been the act or omission of the Company, shall be deemed a breach of this Agreement by the Company; (iv) the terms of the proposed Sublicence are submitted to Yeda prior to the signature thereof, such to be maintained in confidence by Yeda; and (v) the proposed Sublicence is made by written agreement, the provisions of which are consistent with the terms of the Licence, and contain, inter alia, the following terms and conditions:

7.4.1.	the Sublicence shall expire automatically on the termination of the Licence for any reason;

7.4.2.

the Sublicensee shall be bound by provisions substantially similar to those in clause 10 below relating to confidentiality binding the Company (the obligations of the Sublicensee so arising being addressed also to Yeda directly);

7.4.3.

an exclusion of liability and indemnification undertaking in the same form, mutatis mutandis, as the provisions of clause 12 below (the indemnification obligations of the Sublicensee to be given also in favour of, and shall be actionable by Yeda, the Institute, any director, officer or employee of Yeda or of the Institute, or by the Scientist);

7.4.4.	all terms necessary to enable performance by the Company of its obligations hereunder;

7.4.5.	that the Sublicence shall not be assignable, otherwise transferable or further sublicenseable;

7.4.6.

that: (i) a copy of the agreement granting the Sublicence shall be made available to Yeda, within 14 (fourteen) days of its execution; (ii) all amendments to any such Sublicence agreement shall be subject to Yeda’s prior written consent, which shall not be unreasonably withheld; and (iii) the Company shall submit to Yeda copies of all such amendments (as approved by Yeda), within 14 (fourteen) days of the execution thereof; and

7.4.7.

that the Sublicensee shall grant to Yeda the right, at reasonable times during the Sublicensee’s business hours and upon reasonable notice to the Sublicensee, to send representatives in order to examine those books of accounts, records and other documentation of the Sublicensee as may be necessary in order to determine the correctness or completeness of any payment made by the Company to Yeda under this Agreement, all without derogating from clause 9.5 below.

7.5.

For the removal of doubt, the Company shall not be entitled to grant, directly or indirectly, to any person or entity any right of whatsoever nature to exploit or use in any way the Licensed Information or the Patents or to develop, manufacture and/or sell the Products or any part of any of the aforegoing, save by way of Sublicence within the meaning of such term in clause 1.2.11 above and subject to the conditions of this clause 7 relating to any such grant.

7.6.

Nothing contained in this Agreement shall be deemed to be a representation or warranty, express or implied, by Yeda that any patent applications relating to the Licensed Information or any portion thereof will be granted or that the patents obtained on any of the said patent applications are or will be valid or will afford proper protection or that the Licensed Information is or will be commercially exploitable or of any other value or that the exploitation of the Patents or the Licensed Information will not infringe the rights of any third party.

8. DEVELOPMENT AND COMMERCIALIZATION

8.1.

Within 18 (eighteen) months of the date of signature of this Agreement, the Company shall submit to Yeda, for its written approval (not to be unreasonably withheld), a Development Program for the development of Products (such Development Program, as approved by Yeda, “the Initial Development Program”). Such Initial Development Program may be updated by the Company from time to time based on reasonable grounds to be notified to Yeda in writing, subject to the Company’s discretion and without derogating from the milestones set in 13.2.1 below.

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8.2.

The Company undertakes, at its own expense, to take all commercially reasonable steps to commercialise the Products and, without derogating from the generality of the foregoing, to use commercially reasonable efforts to expedite the commencement of the commercial sale of the Products and use commercially reasonable efforts to continue with marketing and sale of the Products throughout the term of the Licence. For such purpose and without derogating from the generality of the aforegoing, the Company shall carry out and/or have a third party carry out on its behalf the performance of the trials, tests and other works and activities detailed in the Initial Development Program and in all further Development Programs (if any) submitted and approved pursuant to clause 8.5 below, in accordance with the respective timetables included therein.

8.3.

The Company shall, after the delivery to, and approval by, Yeda of the Initial Development Program under clause 8.1 above, provide Yeda on December 31 of each calendar year with written progress reports (“Progress Reports”) which shall include detailed descriptions of the progress and results, if any, of: (i) the tests and trials conducted and all other actions taken by the Company pursuant to the Initial Development Program or any other Development Program delivered and approved pursuant to clause 8.5 below; (ii) manufacturing, sublicensing, marketing and sales during the preceding 12 (twelve) months; and (iii) the Company’s plans in respect of the testing, undertaking of trials or commercialisation of Products for the following 12 (twelve) months; and (iv) projections of sales and marketing efforts following the First Commercial Sale. If progress in respect of a Product differs from that anticipated in its Development Program or preceding Progress Report, then the Company shall explain, in its Progress Report, the reason therefor and prepare a modified Development Program for Yeda’s review subject to and without derogating from the milestones set in 13.2 below. The Company shall also make reasonable efforts to provide Yeda with any reasonable additional data that Yeda requires to evaluate the performance of the Company hereunder.

8.4.

For the removal of doubt, without derogating from the remaining provisions of this clause 8 or of clause 13.2 below, nothing contained in this Agreement shall be construed as a warranty by the Company that any Development Program to be carried out by it as aforesaid will actually achieve its aims or any other results and the Company makes no warranties whatsoever as to any results to be achieved in consequence of the carrying out of any such Development Program. Furthermore, the Company makes no representation to the effect that the commercialization of the Product(s), or any part thereof, will succeed.

8.5.

Without derogating from the obligations of the Company pursuant to this clause 8 or from the provisions of clause 13.2 below, in the event that the Company shall wish to develop and/or commercialise Products in addition to those specified in the Initial Development Program, the Company shall submit to Yeda, for its written approval (not to be unreasonably withheld), a further Development Program in respect of such additional Products and the provisions of this clause 8 shall apply also with respect to such further Development Program and to the development and commercialisation of such additional Products, mutatis mutandis.

8.6.	The Company agrees to lend (for no consideration) Yeda and/or the Institute one unit of the Product developed and/or manufactured under this Agreement, for academic research purposes only.

8.7.	The Company shall mark, and cause all its Sublicensees to mark, all Products that are manufactured or sold under this Agreement with the number or numbers of each Patent applicable to such Product.

9.                                      ROYALTIES

9.1.	In consideration for the grant of the Licence, the Company shall pay Yeda:

9.1.1.

(i)             one-time non-refundable and non-deductible fee of US $5,000 (five thousand United States Dollars) to be paid by the Company within 30 thirty days of obtaining marketing approval from the first of either (i) the FDA in the USA, or (ii) equivalent regulatory authorities in Europe for a particular category of Products (such amount to be paid, for the removal of doubt, once only with respect to each category of Products approved as aforesaid), provided that if the Products in the relevant category are not U.S. DHHS Patent Protected Products, then the fee referred to above shall be US $10,000 (ten thousand United States Dollars);

(ii)          one-time sum of US $25,000 (twenty-five thousand United States Dollars) on the date of issuance of the first of the patents issuing from any of the patent applications filed in accordance with the provisions of clause 6.1 above;

9.1.2.

9.1.2.1.

a royalty of 1.5% (one point five percent) of Net Sales of up to and including an aggregate cumulative amount of US $10,000,000 (ten million United States Dollars) by or on behalf of the Company or any Sublicensees; and

9.1.2.2.

a royalty of 1% (one percent) of all further Net Sales by or on behalf of the Company or any Sublicensees (i.e., Net Sales in excess of the aggregate cumulative amount of US $10,000,000 (ten million United States Dollars));

provided that:

(i)             With respect to Net Sales from sales of any Products that are not U.S. DHHS Patent Protected Products, the royalty rate referred to in clause 9.1.2.1 above shall be 3% (three percent) and the royalty rate referred to in clause 9.1.2.2 above shall be 2% (two percent); and

(ii)          In the event that in any calendar year during the term of this Agreement commencing on the first day of January of the first calendar year following the date of expiry of the Research (as extended, if extended, pursuant to the last sentence in clause 2.1 above), the total royalties pursuant to this clause 9.2 payable by the Company to Yeda shall be less than US $1,000 (one thousand United States Dollars), the Company shall pay to Yeda, within 30 (thirty) days after the end of such calendar year, in addition to such royalties as aforesaid, the sum being the difference between US $1,000 (one thousand United States Dollars) and such total royalties payable in such calendar year; and

(iii)       If any Product is sold by the Company to a Sublicensee and is subsequently resold by such Sublicensee, royalties shall be paid to Yeda pursuant to this clause 9.1.2 above on the higher of: (a) Net Sales from the said sale; and (b) Net Sales from the resale as aforesaid;

and

9.1.3.

4% (four percent) of all Sublicensing Receipts; provided that with respect to Sublicensing Receipts received pursuant to or in connection with a Sublicence for the development and/or manufacture and/or marketing and/or distribution and/or sale of Products that are not U.S. DHHS Patent Protected Products, the percentage of Sublicensing Receipts payable to Yeda shall be 8% (eight percent).

For the removal of doubt, the Company undertakes that all sales (within the meaning of such term in clause 1.3.3 above) of Products by the Company and each Sublicensee shall only be for cash consideration or some equivalent to which a value can be assigned for the purposes of determining Net Sales under this Agreement.

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9.2.

In calculating Net Sales and Sublicensing Receipts, all amounts shall be expressed in US Dollars and any amount received in a currency other than US Dollars shall be translated into US Dollars, for the purposes of calculation, in accordance with the Exchange Rate between the US Dollar and such currency on the date of such receipt. For the removal of doubt, in calculating amounts received by the Company, whether by way of Net Sales or Sublicensing Receipts, any amount deducted or withheld in connection with any such payment on account of taxes on net income (including income taxes, capital gains tax, taxes on profits or taxes of a similar nature) payable by the Company in any jurisdiction, shall be deemed, notwithstanding such deduction or withholding, to have been received by the Company. In the event that the Sublicensing Receipts comprise, in whole or in part, of non-cash consideration (including shares or other securities of the Sublicensee or any other entity), then the Company agrees, promptly upon Yeda’s request, to execute and deliver such documents and instruments and do any other acts as may be necessary, so that Yeda receives the applicable percentage share of such non-cash consideration as provided in clause 9.1.3.

9.3.

9.3.1.

Amounts payable to Yeda in terms of this clause 9 shall be paid to Yeda in US Dollars: (i) in the case of Net Sales, on a half-year basis and no later than 30 (thirty) days after the end of each calendar half-year, commencing with the first calendar half-year in which any Net Sales are made; or (ii) in the case of Sublicensing Receipts, no later than 14 (fourteen) days after any such Sublicensing Receipts are actually received by the Company from any Sublicensees.

9.3.2.

The Company shall submit to Yeda: (i) no later than 14 (fourteen) days after any Sublicensing Receipts are received, an interim written report setting out amounts owing to Yeda in respect of such Sublicensing Receipts; and (ii) no later than 30 (thirty) days after the end of each calendar half-year, commencing with the first calendar half-year in which any Net Sales are made, or Sublicensing Receipts received by the Company, a full and detailed report, in a form reasonably acceptable to Yeda, certified as being correct by the chief financial officer of the Company, setting out all amounts owing to Yeda in respect of such previous calendar half-year to which the report refers, and with full details of:

9.3.2.1.

(i)             the sales made by the Company and Sublicensees, including a breakdown of Net Sales according to country, identity of seller, currency of sales, dates of invoices, number and type of Products sold; and

(ii) the Sublicensing Receipts, including a breakdown of Sublicensing Receipts according to identity of Sublicensees, countries, the currency of the payment and date of receipt thereof; and

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(iii) eductions applicable, as provided in the definition of “Net Sales”;

and

9.3.2.2.	any other matter reasonably necessary to enable the determination of the amounts of royalties payable to Yeda hereunder.

9.4.

The Company shall keep and shall cause Sublicensees to keep complete, accurate and correct books of account and records consistent with sound business and accounting principles and practices and in such form and in such details as to enable the determination of the amounts due to Yeda in terms hereof. The Company shall supply Yeda at the end of each calendar year, commencing with the first calendar year in which any amount is payable by the Company to Yeda under this clause 9, a report signed by the Company’s independent auditors in respect of the amounts due to Yeda pursuant to this clause 9 in respect of the year covered by the said report and containing details in accordance with clause 9.3 above in respect of the half-year reports. The Company shall retain and shall require and cause its Sublicensees to, retain the aforegoing books of account for 6 (six) years after the end of each calendar year during the period of this Agreement, and, if this Agreement is terminated for any reason whatsoever, for 6 (six) years after the end of the calendar year in which such termination becomes effective.

9.5.

At Yeda’s expense, Yeda shall be entitled to appoint representatives to inspect during the Company’s normal business hours and to make copies of the Company’s and Sublicensees’ books of accounts, records and other documentation (including technical data and lab books) to the extent relevant or necessary for the ascertainment or verification of the amounts due to Yeda under this clause 9, provided however that Yeda shall coordinate such inspection with the Company or Sublicensee (as the case may be) in advance. The Company shall take all steps necessary so that all such books of account, records and other documentation of the Company are available for inspection as aforesaid at a single location, and the Company shall procure a contractual obligation from each of its Sublicensees to have all of such Sublicensee’s books of account, records and other documentation available for inspection at a single location. In the event that any inspection as aforesaid reveals any underpayment by the Company to Yeda in respect of any calendar year of the Agreement in an amount exceeding 5% (five percent) of the amount actually paid by the Company to Yeda in respect of such year then the Company shall (in addition to paying Yeda the shortfall together with interest thereon in accordance with clause 13.4 below), bear the actually incurred costs of such inspection. The provisions of this clause 9 shall survive the termination of this Agreement for whatsoever reason. Yeda shall not be entitled to exercise its auditing rights under this clause more than twice in any calendar year. For the removal of doubt, each audit shall continue for such period as Yeda, in its discretion, deems necessary.

10.                               CONFIDENTIALITY

10.1.

The Company shall maintain in confidence all information or data relating to the Patents, the Licensed Information, this Agreement and the terms hereof (hereinafter, collectively referred to as “the Confidential Information”), except and to the extent that the Company can prove that any such information or data is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter (other than through a violation by the Company or a Sublicensee of this obligation of confidentiality) and except with regard to that portion, if any, of the Confidential Information expressly released by Yeda from this obligation of confidentiality by notice in writing to the Company to such effect. Notwithstanding the foregoing, the Company may disclose to its personnel and Sublicensees the Confidential Information to the extent necessary for the exercise by it of its rights hereunder or in the fulfilment of its obligations hereunder, provided that such personnel and such Sublicensees are bound by similar obligations of confidentiality in writing. The Company shall be responsible and liable to Yeda for any breach by its personnel or any Sublicensee of such undertakings of confidentiality as if such breach were a breach by the Company itself. For the removal of doubt, the provisions of this clause 10.1 shall not apply in respect of any information (not being Licensed Information) independently developed by the Company without reference to the Confidential Information received from Yeda.

10.2.

In addition to and without derogating from the aforegoing, the Company undertakes not to make mention of the names of Yeda, the Institute, the Scientist (in his capacity as a scientist at the Institute and/or with respect to the Patents or the Licensed Information or this Agreement) or any scientists or other employees of the Institute or any employee of Yeda in any manner or for any purpose whatsoever in relation to this Agreement, its subject-matter and any matter arising from this Agreement or otherwise, unless the prior written approval of Yeda thereto has been obtained, which approval shall not be unreasonably withheld. The Company will be entitled to submit, for Yeda’s prior written approval, a schedule setting out specimens of standard wording, which, if approved by Yeda as aforesaid, may be used by the Company without the need to obtain Yeda’s written approval prior each such use.

10.3.

Notwithstanding the provisions of clauses 10.1 and 10.2 above, the Company shall not be prevented from mentioning the name of Yeda, the Institute, the Scientist and/or any scientists or other employees of the Institute or any employee of Yeda or from disclosing any information if, and to the extent that, such mention or disclosure is to competent authorities for the purposes of obtaining approval or permission for the exercise of the Licence, or in the fulfilment of any legal duty owed to any competent authority (including a duty to make regulatory filings); provided that, any mention in a private placement memorandum or a public offering registration statement shall not be deemed fulfilment of a legal duty to a competent authority, and any such mention shall be subject to Yeda’s consent, which consent shall not be withheld unreasonably. Without derogating from the aforegoing, the Company shall be entitled to disclose the existence and the terms of this Agreement to any potential investor(s) in the Company, subject to such investor(s) being bound by a written undertaking of confidentiality to the Company on similar terms to those set out in this clause 10 above, provided that the Company informs Yeda of the identity of such investor(s) to which such disclosure has been made.

10.4.

No termination of this Agreement, for whatever reason, shall release the Company from any of its obligations under this clause 10 and such obligations shall continue in force until the later of: (i) the date of expiry of a period of 3 (three) years after the termination of this Agreement for whatever reason; and (ii) the date of expiry of a period of 5 (five) years following the disclosure of the Confidential Information to the Company. The provisions of this Clause 10.4 shall not apply in respect of the obligations of the Company set forth in Clause 10.3 above or in respect of the obligation of the Company to maintain this Agreement and the terms thereof in confidence, which obligations as aforesaid shall survive the termination of this Agreement indefinitely.

10.5.

Yeda shall maintain in confidence the existence of this Agreement and the terms hereof, the terms of Sublicence agreements, as well as all information received by Yeda from the Company which has been designated by the Company in writing as confidential, except and to the extent that Yeda can prove that: (i) any such information or data is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter (other than through a violation by Yeda of this obligation of confidentiality) or is released by the Company from this obligation of confidentiality by notice in writing; (ii) Yeda is required to disclose such information in order to fulfill its obligations under this Agreement (including in connection with the filing and prosecution of patent applications in accordance with the provisions of clause 6 above); or (iii) Yeda is required to disclose such information in fulfilment of any legal duty owed to any competent authority (the Company hereby acknowledging that it is aware that such competent authority may not be bound by any confidentiality obligations and may disclose or be required to disclose such information to a third party, whether by order of court or by law or otherwise). Yeda shall notify the Company thereof in writing as soon as possible in order to enable the Company to oppose such disclosure. For the removal of doubt, the provisions of this clause 10.5 shall not apply in respect of any information (not being Licensed Information) independently developed at the Institute without reference to the confidential information received from the Company.

10.6.

For the removal of doubt, Yeda shall have the right to allow the scientist of the Institute to publish articles relating to the Licensed Information in scientific journals or posters or to give lectures or seminars to third parties relating to the Licensed Information, on the condition that, to the extent that the information to be published or disclosed is Licensed Information which is not in the public domain, a draft copy of the said contemplated publication or disclosure shall have been furnished to the Company at least 60 (sixty) days before the making of any such publication or disclosure and the Company shall have failed to notify Yeda in writing, within 30 (thirty) days from receipt of the said draft publication or disclosure, of its opposition to the making of the contemplated publication or disclosure. Should the Company notify Yeda in writing within 30 (thirty) days from the receipt of the draft contemplated publication or disclosure that it opposes the making of such publication or disclosure because it includes material (which has been specified in said notice) in respect of which there are reasonable grounds (which have also been specified in said notice) requiring the postponement of such publication or disclosure so as not adversely to affect the Company’s interests under the Licence because such Licensed Information is patentable subject-matter for which patent protection pursuant to clause 6.1 above should be sought, then Yeda shall not permit such publication or disclosure unless and until there shall first have been filed (by or on behalf of Yeda) an appropriate patent application in respect of the material to be published or disclosed as aforesaid. The Company acknowledges that it is aware of the importance to the researchers of publishing their work and, accordingly, the Company will use its reasonable efforts not to oppose such publications.

10.7.

Subject to the second sentence hereunder, no termination of this Agreement, for whatever reason, shall release Yeda from any of its obligations under this clause 10 and such obligations shall continue in force until the later of: (i) the date of expiry of a period of 3 (three) years after the termination of this Agreement for whatever reason; and (ii) the date of expiry of a period of 5 (five) years following the disclosure of the information described in clause 10.5 above to Yeda. The provisions of this clause 10.7 shall not apply in respect of the Company’s Information (as defined in clause 13.5 below) or in respect of any information regarding the existence of this Agreement the terms hereof and the termination thereof, and Yeda’s obligations with respect thereto pursuant to clause 10 above shall terminate upon termination of this Agreement.

11.                               NO ASSIGNMENT

11.1.

The Company shall not be entitled to assign or encumber all or any of its rights or obligations under this Agreement or arising therefrom, unless it shall have received the prior written consent of Yeda to such assignment or encumbrance, which consent, if given, may be conditioned by Yeda on, inter alia, the payment of a fee or other consideration in relation thereto (including, if so conditioned by Yeda, that any consideration received by the Company in respect of an assignment to which Yeda consents as aforesaid shall be deemed to be Sublicensing Receipts and the provisions of clause 9 above shall apply with respect thereto, mutatis mutandis). For the purposes of this clause 11, the merger of the Company with another entity in the event that the Company is not the surviving entity shall be deemed to be an assignment.

11.2.	Notwithstanding the aforegoing, the Company shall not be required to obtain Yeda’s prior written consent in the event of:

11.2.1.

an assignment of this Agreement upon a merger of the Company with another entity or upon the sale of all or substantially all of the Company’s assets, shares or business; provided that: (i) no material breach of the Company’s obligations under this Agreement shall have occurred prior to the date of assignment and remain unremedied at the date thereof, or if such material breach has occurred, Yeda shall not have waived, in writing, its rights to terminate this Agreement on account of such breach; (ii) the assignee shall confirm to Yeda in writing that it accepts all the obligations of the Company hereunder; and (iii) the assignee shall not be entitled to further assign this Agreement without Yeda’s prior written consent; or

11.2.2.

an assignment of this Agreement to a wholly-owned subsidiary of the Company (which shall remain a wholly-owned subsidiary of the Company during the term of the Licence), subject to the conditions set out in paragraphs (i) to (iii) of clause 11.2.1 above, which shall apply mutatis mutandis; and provided that if the assignee shall cease to be a wholly-owned subsidiary of the Company (“the Cessation”), then the assignee shall be required to obtain Yeda’s written consent prior to the Cessation pursuant to clause 11.1 above, which shall apply, mutatis mutandis. If such prior written consent is not granted, then this Agreement shall terminate automatically upon the Cessation.

12. EXCLUSION OF LIABILITY AND INDEMNIFICATION

12.1.

Yeda, the Scientist, the Institute and the directors, officers and employees of Yeda and/or of the Institute (hereinafter collectively “the Indemnitees”) shall not be liable for any claims, demands, liabilities, costs, losses, damages or expenses (including legal costs and attorneys’ fees) of whatever kind or nature (all of the aforegoing, collectively, “Liabilities”) caused to or suffered by any person or entity (including the Company or any Sublicensee) that directly or indirectly arise out of or result from or are encountered in connection with this Agreement or the exercise of the Licence, including directly or indirectly arising out of or resulting from or encountered in connection with: (i) the development, manufacture, sale or use of any of the Products by the Company, any Sublicensee or any person acting in the name of or on behalf of any of the aforegoing, or acquiring, directly or indirectly, any of the Products from any of the aforegoing; or (ii) the exploitation or use by the Company or any Sublicensee of the Licensed Information or any part thereof, including of any data or information given, if given, in accordance with this Agreement.

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12.2.

In the event that any of the Indemnitees should incur or suffer any Liabilities that directly or indirectly arise out of or result from or are encountered in connection with this Agreement or the exercise of the Licence as aforesaid in clause 12.1 above, or shall be requested or obliged to pay to any person or entity any amount whatsoever as compensation for any Liabilities as aforesaid in clause 12.1 above, then the Company shall indemnify and hold harmless such Indemnitees from and against any and all such Liabilities. Without limiting the generality of the aforegoing, the Company’s indemnification as aforesaid and the exclusion of liability in clause 12.1 above shall extend to product liability claims and to damages, claims, demands, liabilities, losses, costs and expenses attributable to death, personal injury or property damage or to penalties imposed on account of the violation of any law, regulation or governmental requirement.

12.3.

The Company shall at its own expense insure its liability pursuant to clause 12.2 above during the period beginning on the date of expiry of the Research Period or, if earlier, the date of commencement of clinical trials in respect of any Product and continuing during the entire period that the Licence is in force in any country, plus an additional period of 7 (seven) years. Such insurance shall be in reasonable amounts and on reasonable terms in the circumstances, having regard, in particular, to the nature of the Products, and shall be subscribed for from a reputable insurance company. The named insured under such insurances shall be the Company, the Inventors, Yeda and the Institute and the beneficiaries thereof shall include also the respective employees, officers and directors of Yeda and the Institute. The policy or policies so issued shall include a “cross-liability” provision pursuant to which the insurance is deemed to be separate insurance for each named insured (without right of subrogation as against any of the insured under the policy, or any of their representatives, employees, officers, directors or anyone in their name) and shall further provide that the insurer will be obliged to notify each insured in writing at least 30 (thirty) days in advance of the expiry or cancellation of the policy or policies. The Company hereby undertakes to comply punctually with all obligations imposed upon it under such policy or policies and in particular, without limiting the generality of the aforegoing, to pay in full and punctually all premiums and other payments for which it is liable pursuant to such policy or policies. The Company shall be obliged to submit to Yeda copies of the aforesaid insurance policy or policies within 14 (fourteen) days of the date of issue of each such policy.

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12.4.	The provisions of this clause 12 shall survive the termination of this Agreement for whatsoever reason.

13.                               TERM AND TERMINATION

13.1.	Unless otherwise agreed to in writing, this Agreement shall terminate upon the occurrence of the later of the following:

13.1.1.	the date of expiry of the last of the Patents; or

13.1.2.	the expiry of a continuous period of 20 (twenty) years during which there shall not have been a First Commercial Sale of any Product in any country.

13.2.	Notwithstanding anything to the contrary contained in this Agreement:

13.2.1.	Yeda shall be entitled, at its option:

(i)             to modify the Licence hereunder so that it is non-exclusive only, by written notice to the Company (any such amendment of this Agreement by Yeda as aforesaid, being effective immediately, the Company’s consent thereto (written or otherwise) not being required, notwithstanding the provisions of clause 17.2 below); or

(ii) to terminate this Agreement (including the Licence hereunder), by giving the Company 45 (forty-five) days written notice,

if:

(a) an application for marketing approval for at least one Product is not submitted to the FDA or an equivalent regulatory authority by June 1, 2007;

(b) FDA or equivalent marketing approval is not obtained for at least one Product by June 1, 2008;

(c) the First Commercial Sale of at least one Product shall not have occurred by January 1, 2009; or

(d)         commercial sale of any Product having commenced, there shall be a period of 12 (twelve) months or more during which no sales of any Product shall take place (except as a result of force majeure or other factors beyond the control of the Company);

provided that if and to the extent the Company and PHS shall agree to extend the development milestone dates set out in the PHS Patent License Agreement, then the dates stipulated in paragraphs (a) to (d) above shall be extended by the same period(s) that such development milestone dates are extended in the PHS Patent License Agreement, but only with respect to Products that are U.S. DHHS Patent Protected Products.

13.2.2.

Without derogating from the aforegoing, Yeda shall be entitled to terminate this Agreement (unless previously terminated in accordance with the provisions of this Agreement), by written notice to the Company (effective immediately), if the Company contests the validity of any of the Patents.

13.2.3.

Without derogating from the aforegoing, the Company shall be entitled to terminate this Agreement at any time after the expiry of the Research Period and prior to the First Commercial Sale of any Product in any country (unless previously terminated in accordance with the provisions of this Agreement), by giving Yeda 60 (sixty) days’ written notice of termination, if the Company determines, within its sole discretion, that it does not require the use of the Licensed Information or any part thereof. The Company shall have no obligation to compensate Yeda as a result only of termination by the Company pursuant to this clause 13.2.3 above. For the removal of doubt, nothing contained herein shall derogate from any of Yeda’s rights arising prior to such termination.

13.2.4.

Without derogating from the aforegoing, in the event that the PHS Patent License Agreement is terminated due to the failure or inability of the Company to develop any products pursuant to thereto, this Agreement shall terminate automatically upon the termination of the PHS Patent License Agreement as aforesaid.

The Company shall notify Yeda promptly of any notice received by the Company from PHS (including any notice in respect of any default by the Company) or of any occurrences, demands, actions, threatened actions or any other matter of which the Company is aware which may adversely affect its performance under the PHS Patent License Agreement and/or the validity or continued force and effect of the PHS Patent License Agreement and/or the licences granted thereunder.

13.3.

Without derogating from the parties’ rights hereunder or at law to any other or additional remedy or relief, it is agreed that either Yeda or the Company may terminate this Agreement and the Licence hereunder by serving a written notice to that effect on the other (effective immediately) upon or after: (i) the commitment of a material breach hereof by the other party, which material breach cannot be cured or, if curable, which has not been cured by the party in breach within 30 (thirty) days (or, in the case of failure by the Company to pay any amount due from the Company to Yeda pursuant to or in connection with this Agreement on or before the due date of payment, 10 (ten) days) after receipt of a written notice from the other party requesting the remedy of such breach, or (ii) the granting of a winding-up order in respect of the other party, or upon an order being granted against the other party for the appointment of a receiver, or if such other party passes a resolution for its voluntary winding-up, or if a temporary or permanent liquidator or receiver is appointed in respect of such other party, or if a temporary or permanent attachment order is granted on such other party’s assets, or a substantial portion thereof, or if such other party shall seek protection under any laws or regulations, the effect of which is to suspend or impair the rights of any or all of its creditors, or to impose a moratorium on such creditors, or if anything analogous to any of the aforegoing in this clause 13.3(ii) above under the laws of any jurisdiction occurs in respect of such other party; provided that in the case that any such order or act is initiated by any third party, the right of termination shall apply only if such order or act as aforesaid is not cancelled within 60 (sixty) days of the grant of such order or the performance of such act.

13.4.

Any amount payable hereunder by one of the parties to the other, that has not been paid by its due date of payment, shall bear interest from its due date of payment until the date of actual payment, at the maximum rate prevailing from time to time during the period of arrears at Bank Hapoalim B.M. in respect of unapproved overdrafts in current accounts.

13.5.

Upon the termination of this Agreement for whatever reason, except by the passage of time: (i) all rights in and to the Licensed Information and the Patents shall revert to Yeda and the Company shall not be entitled to make any further use thereof and the Company shall deliver to Yeda all drawings, plans, diagrams, specifications, other documentation, models or any other physical matter in the Company’s possession in any way containing, representing or embodying the Licensed Information; and (ii) the Company shall grant to Yeda a non-exclusive, irrevocable, perpetual, paid-up, worldwide licence in respect of the Company’s Information. In this clause 13.5 above, the term “the Company’s Information” shall mean any invention, product, material, method, process, technique, know-how, data, information or other result which does not form part of the Licensed Information, discovered or occurring in the course of or arising from the performance by the Company of the development work pursuant to clause 8 above, including any regulatory filing or approval, filed or obtained by the Company in respect of the Products.

13.6.	The termination of this Agreement for any reason shall not relieve either party hereto of any obligations which shall have accrued prior to such termination.

13.7.

For the avoidance of doubt, it is hereby recorded and agreed that following the expiry of the Licence hereunder in any country with respect to any Product (hereinafter “the said country” and “the said Product”), such expiry occurring by passage of time only pursuant to clause 7.3 above, then, notwithstanding such expiry and as long as this Agreement is in force and even thereafter, if this Agreement has expired as a consequence only of the passage of time pursuant to clause 13.1 above, the Company shall be entitled to continue to manufacture and/or sell the said Product in the said country without having to pay royalties to Yeda in respect of such activities subsequent to such expiry date. This clause 13.7 shall survive termination of this Agreement pursuant to clause 13.1.

13.8.

In the event that this Agreement shall be terminated, other than by way of termination by Yeda pursuant to clause 13.2.2 or 13.3 above, and that, at any time within 5 (five) years following such termination, Yeda shall grant to a third party a licence in respect of the Company’s Information or any part thereof (alone or together with any part of the Licensed Information) and Yeda shall receive in respect of such licence consideration, then, subject to the Company having complied and continuing to comply with all its obligations under this Agreement which remain in existence following termination of this Agreement as aforesaid (including the provisions of clause 13.5 above, Yeda shall pay to the Company 25% (twenty-five percent) of the Net Proceeds actually received by Yeda in respect of such a licence, until such time as the Company shall have received, in aggregate, the full amount of the Research Budget actually paid by the Company to Yeda, as well as all the development expenses incurred by the Company in acquiring the Company’s Information, as certified by the independent accountants of the Company. Yeda shall pay to the Company amounts, if any, payable under this clause 13.8 above, within 90 (ninety) days of receipt of the relevant Net Proceeds.

For the purpose of this clause 13.8, “Net Proceeds” means royalties or other monetary consideration actually received by Yeda in respect of such licence (excluding funds for research and/or development at the Institute or payments for the supply of services) after deduction of all costs, fees and expenses incurred by Yeda in connection with such licence (including, without limitation, patent related costs, and all attorneys fees and expenses and other costs and expenses actually incurred by Yeda in connection with the negotiation, conclusion and administration of such licence) and, in the case of patent related costs and expenses—to the extent that such costs and expenses have not actually been paid or reimbursed to Yeda by any licensee under such licence.

14.                               NOTICES

Any notice or other communication required to be given by one party to the other under this Agreement shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by facsimile, the next business day after receipt of confirmation of transmission; or (iii) 10 (ten) days after being mailed by certified or registered mail, postage prepaid (for the purposes of proving such service—it being sufficient to prove that such notice was properly addressed and posted) to the respective addresses of the parties set out below, or to such other address or addresses as any of the parties hereto may from time to time in writing designate to the other party hereto pursuant to this clause 14:

14.1.	to Yeda at:	P.O. Box 95 Rehovot 76100 Attention: the CEO Facsimile: (08) 9470739

14.2.	to the Company at:	c/o Tulchinsky Stern & Co, Law Offices 14 Abba Hillel Street Ramat Gan Attention: Yaacov Michlin Facsimile: +972 3 751 1127

15.                               VALUE ADDED TAX

The Company shall pay to Yeda all amounts of Value Added Tax imposed on Yeda in connection with the transactions under this Agreement. All amounts referred to in this Agreement are gross amounts (subject to withholding tax as provided in 17.9 below) and are exclusive of Value Added Tax.

16.                               GOVERNING LAW AND JURISDICTION

16.1.

This Agreement shall be governed in all respects by the laws of Israel and the parties hereby submit to the exclusive jurisdiction of the competent courts of Tel Aviv-Jaffa, except that Yeda may bring suit against the Company in any other jurisdiction outside Israel in which the Company has assets or a place of business.

16.2.	Without prejudice to the right of Yeda to make service in any other manner permitted by law, the Company:

16.2.1.

irrevocably appoints Moach Research and Development Services Ltd. of HaRechavim 15, Jerusalem as its agent for service of process in relation to any suit or proceedings before the Israeli courts in connection with this Agreement;

16.2.2.	agrees to maintain such an agent for service of process in Israel during the period commencing on the date hereof and ending 7 (seven) years after the date of termination of this Agreement;

16.2.3.	agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned; and

16.2.4.

agrees that if the appointment of Moach Research and Development Services Ltd. referred to in clause 16.2.1 above ceases to be effective for the Company, the Company shall immediately appoint a further person in Israel to accept service of process on its behalf in Israel and, failing such appointment within 15 (fifteen) days, Yeda is entitled to appoint such a person by notice to the Company.

17. MISCELLANEOUS

17.1.	The headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

17.2.

This Agreement constitutes the entire agreement between the parties hereto in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the parties relating to the subject-matter hereof (including the Memorandum of Understanding between Yeda and the Company dated 31 August 2004 and, subject to clause 13.2.1 above, this Agreement may be amended only by a written document signed by both parties hereto. No party has, in entering into this Agreement, relied on any warranty, representation or undertaking, except as expressly set out herein.

17.3.

This Agreement may be executed in any number of counterparts (including counterparts transmitted by telecopier or fax), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

17.4.

No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

17.5.

If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms. The parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid or unenforceable provision.

17.6.

Nothing contained in this Agreement shall be construed to place the parties in a relationship of partners or parties to a joint venture or to constitute either party an agent, employee or a legal representative of the other party and neither party shall have power or authority to act on behalf of the other party or to bind the other party in any manner whatsoever.

17.7.	All payments to be made to Yeda hereunder shall be made in US Dollars by banker’s cheque or by bank transfer to Yeda’s bank account, the details of which are as set out in clause 3 above.

17.8.	All payments to be made to Yeda hereunder shall be made free and clear of, and without any deduction for or on account of, any set-off, counterclaim or tax, subject to clause 17.9 below.

17.9.

17.9.1.

In the event that the Company is required under applicable law, to withhold amounts from the payments to be made under the terms of this Agreement (such payments, for the avoidance of doubt, being gross payments as aforesaid in clause 15 above), on account of income tax, tax on profit, or any other taxes of a similar nature imposed on Yeda by applicable law (“the withholding tax”), the Company shall immediately notify Yeda in writing of such requirement and shall, subject to the provisions of clause 17.9.2 below, deduct withholding tax from the payments referred to above, as prescribed by applicable law, unless Yeda provides the Company with evidence of an exemption from withholding tax.

17.9.2.

The Company shall make payment of the withholding tax (if any) deducted as aforesaid to the appropriate tax authorities within the period prescribed by applicable law and shall submit receipts or other documents issued by the tax authorities in favour of Yeda, evidencing such payment, to Yeda within 7 (seven) days of payment thereof.

17.10.	The Company shall pay all stamp duty (if any) imposed in connection with this Agreement.

17.11.

Each party agrees to execute, acknowledge and deliver such further documents and instruments and do any other acts, from time to time, as may be reasonably necessary, to effectuate the purposes of this Agreement.

17.12.	None of the provisions of this Agreement shall be enforceable by, any person who is not a party to this Agreement.

17.13.	The remedies afforded to any of the parties hereto, whether hereunder, or under applicable law or otherwise, shall be cumulative in nature and not alternative.

IN WITNESS WHEREOF the parties hereto have set their signatures as of the date first mentioned above.

for	YEDA RESEARCH AND DEVELOPMENT COMPANY LIMITED		for	BRAINSWAY, INC.

By:			By:
	Isaac Shariv	Prof. Haim Garty
Title:	C.E.O	CHAIRMAN	Title:

APPENDIX A

(the Research Program)

Transcranial Magnetic Stimulation for the Treatment of Depressive Disorders and Addiction

Abraham Zangen PhD

Dept. Neurobiology, Weizmann Institute of Science

Rehovot Israel 76100

Scientific goals

The main goal of my research is the study of mechanisms by which the brain controls mood and motivation. In addition to the basic importance of understanding the neuronal processes that mediate reward and motivation, such knowledge is essential for the development of better treatments for mood disorders (manly depressive disorders) and for treating drug addiction, both of which are major problems in our society, It is not trivial to gather valuable scientific information in this field, since, on the one hand, the tools and approaches available for performing human brain research are very limited, while on the other hand, the interpretation of animal or in vitro data related to emotional issues is also limited. Nevertheless, some greet advances have bean achieved in clinical and basic research by the development of new tools for animal and human brain research.

In order to permit non-invasive stimulation of brain regions that are related to the brain reward system, I ve started to develop a special magnetic coiI (that was patented by the NIH during my post-doctoral research fellowship there) for the transcranial magnetic stimulation (TMS) of deep brain regions The advantage of this device is its ability to induce electric fields in deep brain regions that are thought to be involved in both depression and drug addiction, while previous devices could only stimulate cortical brain regions.

Description of the subject

Depression is a very common psychiatric disorder. In any given 1-year period, 9.5 percent of the population in industrialized countries suffer from a depressive illness (1-3). The usual episode of depression last 4-12 months and is characterized by inability to express pleasure (anhedonia) and by general loss of interest. Some of the following symptoms may also occur: disturbed sleep, altered appetite, loss of energy, decreased sex drive restlessness, unjustified feelings of guilt and thoughts about dying and suicide (1,2). Our understanding of depression has been revolutionized by the introduction of two classes of antidepressants: the tricyclic anti depresants and the monoamine oxidase inhibitors, The introduction of these antidepressants demonstrated that depression can be treated medically and that it most likely results from a chemical imbalance of the brain.

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This chemical imbalance may cause dysfunction of brain reward mechanisms (4-7) and may be the reason that certain depressed individuals seek substance abuse (4,8). Interestingly, epidemiological and clinical data indicate high comorbidity between depression and drug dependence, including nicotine addiction (8). Although depressive disorders and drug abuse are different problems in society, they both relate to the pathology related to the brain reward system. Better understanding of the brain reward circuitry would lead to the development of better therapeutic approaches to both depression and substance abuse.

Basic research in Depression

Every year, new antidepressant drugs are introduced to the public. Since the tricyclic antidepressants and monoamine oxidase inhibitors were discovered half a century ago, and in most cases displaced the traditional electroconvulsive therapy (ECT), the research on antidepressant mode of action have led to the discovery of target proteins like the monoamine transporters and serotonergic receptors and to the development of serotonin-selective reuptake inhibitors (SSRIs) and norepinephrine-selective reuptake inhibitors that are in wide use today. However, a significant amount of depressed patients (30-40%) do not respond well even to the modern type of antidepressant drugs [9,10]. Moreover, even after a successful treatment of a major depressive episode, the likelihood of another occurrence is 50% and increases to 80% after the second episode [11]. Nearly one quarter of patients are never fully free of symptoms, even while maintaining antidepressant therapy [12]. Another critical problem in antidepressant therapy is the slow onset of effect. Typically, 2-6 weeks of treatment are required with most antidepressant drugs before the effects of the drugs are felt, while some recently developed drugs are effective after only 1-2 weeks. However, despite these advances, the delay in the onset of the therapeutic action of antidepressants continues to plague drug therapy of this disorder. Not only is the suffering of patients prolonged after commencement of treatment, but they also remain at great risk of suicide. Moreover, since adverse effects are frequently at their worst during the initial phases of treatment, compliance is often additionally hampered by the delayed onset of symptom relief [13].

Magnetic stimulation of deep brain regions

Electroconvulsive therapy (ECT) is perhaps the most effective treatment for depression, with response rate of 80% in some samples [14]. However, it is not widely used due to the adverse side effects associated with this therapy. Although ECT has been used for almost a century for treating depressive disorders, the mechanism of its action is not clear, as the etiology of depression has not yet been defined. One reasonable hypothesis is that such repetitive treatment, which strongly stimulates the whole brain, also affects the brain reward circuitry (including the prefrontal cortex, nucleus accumbens, ventral tegmental area and other limbic structures), thereby inducing long-term neuroadaptations that normalize the activity of this circuitry.

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A more recent approach that allows stimulation of relatively focal cortical regions non-invasively is transcranial magnetic stimulation (TMS). The stimulation is induced by passing a high alternating current through a magnetic coil, which is placed over the scalp. Due to several technical limitations it is not possible to create a coil for stimulating a specific region in a rat brain without affecting the surrounding regions, but it is possible to stimulate a relatively focal region in the human brain. Repetitive TMS (rTMS) over the prefrontal cortex was recently shown to be effective as a treatment for major depression in several studies [15] and in some cases, as effective as ECT [16]. Moreover, some neurochemical alterations induced by TMS are similar to those induced by ECT [17]. Nevertheless, the efficacy of TMS as a treatment for depressive disorders is still controversial [18]. As standard coils are only able to stimulate cortical regions (which are relatively close to the scalp), the therapeutic efficacy of such stimulation have thus far been limited to the TMS effect on superficial levels of the prefrontal cortex. Since recent studies indicate that the nucleus accumbens and other deep brain region have major roles in reward circuitries and in depressive behavior (4-8), we have developed a new coil for direct stimulating of such deep brain regions and the neuronal pathways connecting the VTA or the nucleus accumbens with the prefrontal cortex [19]. These neuronal pathways were shown to be activated in conjunction with craving for abused drugs and pathological conditions of these pathways seem to be associated with both depressive disorders and addiction [4-8, 20, 21]. Therefore, our new coil could potentially affect craving for drugs, and possibly even the general motivational status of humans. We also expect our new coil to become a new tool for the investigation and treatment of drug addiction. The NIH has patented the new coil (of which I am the first inventor; patent# PCT/US01/50737) and I have recently preformed the first clinical trial in healthy volunteers indicating that the new coil can indeed penetrate into much deeper brain regions. I plan to study the efficacy of our new coil in depressed patients and in patients suffering nicotine addiction.

Treating the acute withdrawal symptoms of various drug addictions has relatively good success. However, the majority of drug addicts relapse to abusing the drug after several months [22]. It has been hypothesized that the addictive behavior is, at least partly, the result of sensitization [23] to the behavioral and rewarding influences of the drug itself [58,59] and sensitization to the conditioned environmental cues that were associated with the drug taking [60]. The behavioral sensitization has been demonstrated in animal models of drug addiction [e.g. 61]. A gradual increase in the stimulant (locomotor) effect has been demonstrated during repeated administration of drugs of abuse including cocaine [e.g. 62], d-amphetamine [e.g. 63] and morphine [e.g. 64]. In addition, repeated drug intake results in neuronal adaptations and synaptic plasticity [e.g.59] which, in theory, can lead to alterations in the behavior of the drug addict. In particular, it has been demonstrated that the ability of drugs of abuse to cause an up-regulation of the GluR1 subunit of AMPA glutamate receptors in the ventral tegmental area (VTA) is crucial for the development of sensitization [59]. This elevation can trigger other neural transduction events resulting in neuronal adaptations and synaptic plasticity resembling long term potentiation (LTP) cascade which eventually can influence the entire motive/reward circuit connectivity leading to behavioral sensitization and thus to addiction. There is considerable evidence that drug reward and electrical brain stimulation share overlapping motive/reward neuronal circuits and neurotransmission. Nevertheless, repeated exposure to stimulation of the medial forebrain bundle (MFB) selectively down-regulates the GluR1 subunit of AMPA glutamate receptors in the VTA [65]. This is opposite in effect to the up-regulation of GluR1 that is necessary for the development of sensitization to various drugs [59]. Therefore, it is hypothesized that treatment with repeated electrical stimulation to the motive/reward circuit during or after repeated drug administration could prevent or at least attenuate the up-regulation of GluR1 in the VTA, thus attenuating the neuronal adaptations which lead to behavioral sensitization and subsequently to addiction.

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I propose that chronic treatment of the brain reward system, using our non-invasive coil for magnetic stimulation of deep brain regions, may become a new tool for treating various addictions.

Research Plan

I will first optimize the coil in order to maximize the induced electrical field in the nucleus accumbens and minimize the field in other brain regions. Then, Brainsway will perform clinical trials within clinical centers, such as Sheba Medical Center in Israel, in order to test the efficacy of the treatment and to search for optimal treatment conditions for depressive disorders and for nicotine addiction. The optimization of the coils and the interpretation of the clinical effects will be supported by functional MR1 studies in order to have a biological measure for the distribution of the activated brain tissue and the changes developed in patients after chronic treatment with TMS. The functional MRI sessions will take place either in the Sheba Medical center or in the Weizmann Institute, if same will be permitted when relevant. The clinical trial itself will take place in the Sheba Medical Center.

Optimization of TMS coils for deep brain regions

Standard TMS coils enable stimulation of cortical brain regions. In patent No. PCT/US01/50737 we (through the NIH) stated a theoretical framework for construction principles of new TMS coils enabling non-invasive activation of deep brain structures. The current research will include development of several TMS coils, designed for activation of specific deep brain structures which are known to play an important role in depressive disorders and addiction. The construction of the new TMS coils will meet several requirements simultaneously:

a.    sufficiently high electric field intensity in the desired deep brain region, such that same will surpass the threshold for neuronal activation.

b.     High percentage of electric field in the desired deep brain region relative to the maximal intensity in the cortex.

c.    Minimal aversive side effects such as pain and activation of facial muscles.

The electric field distribution of each coil will be measured in air and in a phantom model of the brain containing saline water with physiological concentration. Three-dimensional maps of the electric field induced by each coil will be created in order to draw conclusions on which brain sites are expected to be activated for each coil design. Feedback from the clinical trials and from the functional MRI data will be taken into account for further optimization of the coil design. An optimized coil for the clinical trial in cigarette smokers will be designed.

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[38] Shimizu E, Hashimoto K, Okamura N, Koike K, Komatsu N, Kumakiri C, Nakazoto M, Watanabe H, Shinoda N, Okada S, Iyo M (2003) Alteration of serum levels of brain derived neurotrophic factor (BDNF) in depressed patients with or without antidepressants. Biol Psychiatry 54: 70-75

[39] Smith MA, Makino S, Kvetnansky R and Post RM (1995) Stress and glucocorticoids effect the expressing affect the expressing of brain-derived neurotrophic factor and the neurotrophin-3-mRNAs in the hippocampus. J Neurosci 15: 1768-1777.

[40] Nibuya M, Morinobu S and Duman RS (1995) Regulation of BDNF and trkB mRNA in rat brain by chronic electroconvulsive seizure and antidepressant drug treatment. J Neurosci 15: 7539-7547

[41] Chen B, Dowlatshahi D, MacQueen GM, Wang JF and Young LT (2001) Increased hippocampal BDNF immunoreactivity in subjects treated with antidepressant medication. Biol Psychiatry 50: 260-265

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[49] Gershon AA, Dannon PN, Grunhaus L. (2003) Transcranial magnetic stimulation in the treatment of depression. Am J Psychiatry. 160:835-845.

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Appendix B

(the Research Budget)

A. EQUIPMENT, SUPPLIES & MATERIALS

	Requested sums (in $)
Item	1st year	2nd year	3rd year

TMS stimulator service*	25,500	13,500	9,500
Phantom human brain	320
Cables, electrodes, disposables	2,000	1,000	1,000
Total supplies, materials & services	27,820	14,500	10,500

* The stimulator will be dedicated for the use of the present research.

B. MANPOWER

	Role in	% time	Salaries (in $)
Name (last, first)	project	devoted	lst year	2nd year	3rd year

Zangen Abraham	PI/1	25

C. MISCELLANEOUS

	Requested sums (in $)
	1st year	2nd year	3rd year

Professional literature	250	250
Publication charges in scientific journals	0	1,000	1,000
Communication services	500	500	500
Photocopies	250	250	250
Total miscellaneous	1,000	2,000	1,750

Functional MRI service**	TBD	TBD	TBD

** At this point it is not clear whether Functional MRI for this study will be performed in the Weizmann Institute. If permitted by the Weizmann Institute, the fee for using the fMRI service will apply and shall be agreed upon by the parties.

Ref.: 05-2595-05-6	No.: 65002

Total:

	1st year	2nd year	3rd year

A+B+C	28,820	16,500	12,250
Overhead (27.5%)	10,951	6,270	4,655
Total	39,771	22,770	16,905

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WEIZMANN INSTITUTE OF SCIENCE

APPENDIX C

Dear

Further to your request to receive              (hereinafter “the Material”) from                (hereinafter “the Scientist”) for the purpose of              (hereinafter “the Research”), please be advised that all rights and title in and to the Material and any derivatives, progeny or fragment thereof, vest in the Weizmann Institute of Science (hereinafter “the Institute”) and these have been exclusively licensed to a commercial entity (hereinafter “the Licensee”). Thus the Institute requires that the Material be provided to you under the following terms:

1.              The Material is provided for non-commercial research purposes only. Neither the Material nor any results accrued using the Material shall be used in or for any commercial purposes.

2.              The Material shall be kept in your strict possession and you further agree not to transfer the Material to other people, except to those who are under your direct supervision and who have previously accepted the terms of this Agreement.

3.              You agree to use reasonable efforts to treat in confidence any information related to the Material, except for information you can prove was previously known to you or that is or becomes publicly available without any breach of this agreement by yourself or any person on your behalf. Any proposed disclosure of such Confidential Information shall be presented for the Scientist’s approval, at least 30 (thirty) days prior to the proposed disclosure, and no disclosure shall be made until, and to the extent that, the Scientist’s approval is granted to you in writing.

4.              You agree to provide the undersigned with the results of the Research.

5.              In all oral or written publication concerning the use of the Material, an appropriate acknowledgment of the Scientist’s contribution shall be made, unless requested otherwise by the Scientist in advance and in writing.

6.              (a)         You acknowledge that the Material, being research samples, has not been fully investigated and consequently is supplied for the Research entirely at the user’s risk and is provided to you with no warranties, express or implied, and no representation is made that the use of the Material will not infringe any patent or proprietary rights of third parties.

Ref: 05-2595-05-7	No.: 65003-001

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WEIZMANN INSTITUTE OF SCIENCE

(b)         Neither the Institute nor its scientists nor the Licensee will be liable for loss or damage arising from use of the Material by you or anyone obtaining it from you, or anyone on your behalf. In accepting the Material, you irrevocably assume upon yourself all risks associated with the use of the Material (whether such risk is to yourself and to any others). The Licensee, the Institute and its scientists will not be liable to Recipient for any loss, claim or demand made by Recipient for any loss, claim or demands made against Recipient by other parties, or incurred by Recipient, due to Recipient’s use of the Material. No indemnification is provided or intended to be provided hereunder.

Please indicate your acceptance of these terms by signing and returning one copy of this letter to the undersigned.

Sincerely yours,

Dr. Abraham Zangen

Agreed and accepted:

Recipient Scientist Name:	Recipient Institution Seal/Stamp

Signature:	Authorized Person’s Name and Title:

Date:	Signature and Date:

cc: Yeda Research and Development Co. Ltd. at the Weizmann Institute of Science.

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